Exhibit 99.8

Consent to be Named as a Director Nominee

In connection with the filing by Heritage Distilling Group, Inc. (the “Company”) of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in such Registration Statement and any and all amendments and supplements thereto as a nominee to the board of directors of the Company following the consummation of the business combination. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: February 10, 2023	/s/ Christopher (Toby) Smith
	Name:	Christopher (Toby) Smith